	40 East Broadway Butte, MT 59701	Purchase Order Number 301264 Effective Date: June 24, 2009 Page 1 of 9
To: Tel: Fax:	Pratt & Whitney Power Systems, Inc. 400 Main Street, M/S 191-13 East Hartford CT 06108 Attention: Phil Vecchiarelli 860-565-7877 860-557-7873

Equip/Material:               Gas Turbine Generators with SCRs

Project Title:                    Mill Creek Generating Station

Jobsite:                              Mill Creek, Deer Lodge County MT

Shipping Terms:              DDP-Mill Creek Project site. Refer to

                                             Section 5.0 for agreed freight terms.

Terms of Payment:          Net 30 days. Refer to Section 7.0 for

                                             milestones, invoicing instructions and

                                             requirements.

This Purchase Order and all referenced attachments shall constitute the sole and complete agreement between the Parties covering the Goods and Services listed herein.

Delivery Requirement: July 1, 2010. Refer to Section 4.0 below and other applicable terms of the Agreement for Seller’s engineering, fabrication, shipment and delivery schedule.

Pricing: All pricing is firm through delivery and acceptance and is not subject to escalation. No adjustments will be allowed due to fluctuations in foreign exchange rates. Refer to Section 7.0 below for complete agreement concerning invoicing.

Currency of Order: The values shown in this Agreement are expressed in U.S. Dollars.

Document Comment: Engineering comment is not required prior to start of fabrication. Refer to Attachment 7 “Customer Document List” for listing of required Seller drawings and data.

Supplier Inspection: Progressive and final inspections are required. Refer toAttachment 8, “Inspection Attributes List” for all required witness points and Article 3.0 of the Terms and Conditions of Purchase.

Required References: All communications relative to this Agreement, including drawings and data, shall refer to the Purchaser Order Number as set forth on the face of this Agreement. Refer to Section 3.0 below for additional requirements.

Section 1.0	Pricing

ITEM	QTY	UOM	DESCRIPTION	UNIT PRICE	EXTENDED PRICE
1.0			BASE MATERIAL
1.1	3	Each	Gas Turbine Generator Sets, including Backup Lube Oil Pump, Power Control Modules, All Air Cooled Heat Exchangers, MCCs, Emissions Tuning and the Capability of Switching Fuel at Full Load and;
1.2	3	Each	Selective Catalytic Reduction System for 90% Reduction in NOx;
1.3	3	Each	Water Injection;
1.4	1	Each	Black Start Diesel (sized one size larger)
1.5	1	Lot	Winterization to -40F (Purchaser supplied building over the fuel skids);
1.6	1	Each	Fuel Gas Separator;
1.7	1	Lot	Installation, Start-Up and Commissioning Spare Parts and Consumables;
1.8	1	Lot	Special Tools required for installation, adjustment and/or maintenance;
1.9	1	Lot	Installation, Operation and Maintenance Manuals (to consist of six (6) hard copies and six (6) CDs);
1.10	1	Lot

Qualified Field Advisory Service Engineer during Installation, Startup and Commissioning totaling 4320 hours (consisting of 10-hour days on-site supervision, roundtrips, travel, accommodations, meals and all other applicable expenses);

1.11	1	Lot

Qualified Field Advisory Service Engineer during Classroom Training and Field Instruction over 3-5 days each for a maximum of 18 people per session (consisting of 8-hour days on-site supervision, 3 roundtrips, travel, accommodations, meals and all other applicable expenses);

1.12	1	Lot	Three (3) Months of a Control Systems Technician after Commercial Operations;
1.13	1	Lot	Credit for Accepting Letter of Credit rather than a Performance Bond;
1.14	1	Lot	Removal of Fuel Forwarding Skid;
1.15	1	Lot	Freight DDP Jobsite .

			Base Material Cost Total		$79,621,425

2.0			Changes to Base Cost as of June 10, 2009
2.1	1	Lot	Delete 375kVA Auxiliary Transformer	($77,836)	($77,836)
2.2	1	Lot	Dual Monitor Computer for Control Room	$13,721	$13,721
2.3	1	Lot	Air Tempering Fans Inlet Filters limiting PM10 Emissions	$338,000	$338,000
2.4	3	Each	3 x 50% Air Tempering Fans driven by VFD	$186,456	$186,456
2.5	1	Lot	Upstream NOx, Co & O2 sensors	$321,921	$321,921

2.6	1	Lot	Upgrade SCR Allen Bradley PLC to Contologix and add redundant communication modules and power supplies.	$68,544	$68,544
2.7	3	Each	CT Generator connection for relay protection	$7,480	$22,440
2.8	3	Each	Upgrade SCR PLC Hardware	$5,700	$17,100
			Changes Subtotal		$890,346

			Total Purchase Order Price		$80,511,771

Total Contract Price: $80,511,771

1.1	Purchase Order Options

The Purchase Order Options listed in the table below are not included in the Total Purchase Order Price above or in the scope of Work to be provided by the Contractor hereunder unless exercised by Owner as described below. Purchaser may elect to activate one or more of the options at a date later than the Purchase Order Effective Date. Purchaser’s election of an option(s) will be communicated to the Seller by the issuance of a Change Order to this Purchase Order. If Purchaser’s Change Order is issued on or before the applicable “Option Date” from the table below, Seller’s pricing as shown below is firm.

Option Description	Option Pricing	Option Date

FAA LED stack lighting (3 stacks, 3 lamps per stack)	$23,203	Pricing Firm Through August 1, 2009
Spare Parts - Trouble Shooting	$936,100	Pricing Firm Through December 31, 2009
Spare Parts – Strategic	$1,565,554	Pricing Firm Through December 31, 2009
Two (2) Spare Woodward CPUs for Turbines (To be included in the strategic spare parts list)	$23,035	Pricing Firm Through December 31, 2009
Extended warranty for all Equipment for a total period of 24 months after Final Acceptance or 36 months after delivery, whichever occurs earlier	$395,000	Pricing Firm Through October 31, 2010
Extended warranty for the gas generators and the power turbines only which comprise a portion of the Equipment for a total period of 24 months after Final Acceptance or 36 months after delivery, whichever occurs earlier	$315,000	Pricing Firm Through October 31, 2010

Section 2.0	Special Notes, Instructions and Comments

2.1

Seller agrees to provide those special tools listed on Attachment 9, “Special Tools required for installation, removal, or adjustment ”. Provided Purchaser has operated and maintained the Equipment in accordance with the operation and maintenance manuals and otherwise with a reasonable degree of care consistent with industry practice, if from the Effective Date to the expiration of the Warranty Period, Seller and Purchaser determine, in their commercially reasonable opinion, that other special tools are required and necessary for the installation, removal, or commissioning of the Goods, Seller shall promptly supply such special tools at no additional cost.

2.2	Seller agrees that the Contract Price includes shop fabrication of the Equipment to the maximum extent practicable for delivery to the Mill Creek Jobsite via rail or truck.

2.3	Purchaser shall provide all fills of fluids and lubricants necessary to fully commission the Equipment. All costs associated with the supply of fills are to the Purchaser’s account.

2.4	Seller agrees to provide all control wiring from seller supplied individual components to a Seller-provided junction boxes. Power wiring to motors from Purchaser-provided MCC’s will be by purchaser.

Section 3.0	Communications

3.1	General Requirements

All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given (i) when such notices are served, and receipt is verified by the receiving Party, by overnight courier, or (ii) on the seventh (7th) day following the date on which such notice is deposited in the mail, postage prepaid, certified return receipt requested.

PLEASE NOTE: “Electronic mail” is intended to be used for general day-to-day communications of a coordinating nature and shall not be considered a “Writing” or “Notice” for purposes hereof. All notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown in this Agreement, exhibits, and attachments as instructed therein, or to such other address(es) or number(s) as a Party may designate by prior written notice served in accordance with the terms of this Agreement.

All communications relative to this Agreement, including drawings and data, shall refer to the Purchaser Order Number as set forth on the face of this Agreement.

All COMMERCIAL and TECHNICAL communications and notices will be addressed to Seller’s contacts set forth in Section 3.5 of this Agreement as applicable.

3.2	Communications to Purchaser

a) All technical communications and notices of a commercial nature that may result in formal changes to the technical specifications or the Agreement which Seller submits to Purchaser shall be in writing and directed to the following contacts:

Purchaser’s Commercial Contact:

NorthWestern Energy

NorthWestern Energy Mill Creek Generating Station

Attn: Mr. William T Rhoads

40 East Broadway

Butte, MT 59701

Phone:  406-497-3496

Fax: 406 497-3135

E-mail: bill.rhoads@northwestern.com

With electronic copy to the following Purchaser’s Engineer’s Support Contact:

Gary Wiseman: e-mail: gary.wiseman@shawgrp.com

b) All technical communications of a day-to-day, non-commercial nature shall be directed to:

Purchaser’s Engineer’s Technical Contact:

Shaw Power
NorthWestern Energy Mill Creek Generating Station
Mr. Mark Rempel	Phone:	303-741-7013
9201 E. Dry Creek Road	Fax:	303-741-7456
Centennial, CO 80112	E-mail:	mark.rempel@shawgrp.com

With electronic copy to Purchaser and Purchaser’s Engineer’s Support Contact listed above in clause a).

3.3	Technical Drawing and Data Submittals

The Purchaser uses an electronic records management system for project documentation. Seller agrees that with exception to the Purchase Order, change orders, Contract Notices, O&M Manuals, and other documents required by Purchaser in hard copy form, it will submit all drawings, data, reports and other information required under this Purchase Order in electronic format to its internal portal site. Refer to Attachment 14 “Technical Drawing and Data Submittal Instructions” which contains applicable internet access to the portal. All documentation submittals posted to the portal site must be in a PDF format unless the Purchase Order, Customer Document List or Project Specification expressly requires otherwise. Seller’s failure to comply with these instructions may result in a delay of Purchaser’s review.

3.4	Expediting Correspondence

All progress reporting, expediting, and shipping related correspondence required by this Agreement shall be addressed to the following Expediting Contact:

Purchaser’s Engineer’s Expediting Contact:

David Nye

Project Expediter

Shaw Power Group

9201 E, Dry Creek Road

Centennial, CO 80112

Phone:  303 741 7362

Fax:       303 741 7586

Email:   david.nye@shawgrp.com

Ref: NorthWestern Energy Mill Creek Generating Station

3.5	Communications to Seller

All technical communications and notices of a commercial nature that may result in formal changes to the technical specifications or Agreement which Purchaser submits to Seller shall be in writing and directed to the following Seller contacts:

Seller’s Commercial/Technical Contact:

Pratt & Whitney Power Systems, Inc.

400 Main Street, M/S 191-20

East Hartford, CT 06108

Attn: Lee Polley Projects Manager

Phone:  860-565-3340

Fax:       860-755-1500

E-mail:  lee.polley@pw.utc.com

Ref: NorthWestern Energy Mill Creek Generating Station

With a copy to:

Pratt & Whitney Power Systems, Inc.

400 Main Street, M/S 191-11

East Hartford, CT 06108

Attn: Associate General Counsel

Phone:  860-565-3503

Fax:       860-755-1157

Ref: NorthWestern Energy Mill Creek Generating Station

3.6	Seller’s Warranty Contact(s)

The following individual(s) should be contacted for all warranty-related issues in connection with the Goods covered by this Purchaser Order commencing from the beginning of the Warranty Period:

Pratt & Whitney Power Systems, Inc.

Attn:  Customer Service Manager

400 Main Street, M/S 191-20

East Hartford, CT 06108

Phone:  860-565-7605

Fax:       860-755-2532

E-mail:  Stephen.kopf@pw.utc.com

Ref: NorthWestern Energy Mill Creek Generating Station

3.7	Project Communications Concerning Shipment and Delivery Notification of Materials at the Mill Creek Jobsite

Refer to Attachment 11, “Project Packing and Shipment Preparation”, for shipping and delivery information and instructions including, but not limited to, shipping preparation, packing, load marking, loading diagrams, site location/address, notification instructions and requirements complete with site contacts, site holidays, standard receiving hours and out of hour, weekend and holiday delivery coordination requirements.

Section 4.0	Delivery Commitment Schedule

4.1	Seller and Purchaser hereby agree to perform in accordance with the following schedule for engineering, fabrication, testing, shipment and delivery of the Goods covered by this Purchase Order.

4.1.1	Seller’s scheduled submittal of drawings and engineering data and drawings will be in accordance with Attachment 7, “Customer Document List”
4.1.2	Purchaser will have 3 weeks to review and comment on drawings issued for review.
4.1.3	Scheduled Inspection including witnessed inspections will performed in accordance with Attachment 8 Inspection Attributes List
4.1.4	Seller will complete delivery of the first of three Units on or before March 31, 2010
4.1.5	Seller will complete delivery of the second of three Units on or before April 30, 2010
4.1.6	Seller will complete delivery of the third and final Unit on or before May 31, 2010
4.1.7	Final delivery of all remaining equipment will be July 1, 2010
4.1.8	The SCR/CO Catalyst will be delivered two weeks before scheduled first fire.
4.1.9

Seller agrees to provide a separate milestone bar chart highlighting key elements and activities consistent with the aforementioned performance schedule. Seller agrees to promptly advise Purchaser’s responsible Commercial and Expediting Contacts listed in Section 3.0 of any event that may become a source of delay.

4.1.10 Schedule Related Reports: As a minimum, Seller shall provide progress status reports and schedules on a monthly basis (or more frequent if necessary and requested by Purchaser) to include but not be limited to a detailed Critical Path Method (CPM) schedule based on the Seller meeting the requirements of the delivery commitment schedule listed in this Purchase Order. The schedule must address major milestones such as status of: 1) drawing and document completion/submittal according to Attachment 7 – Customer Document List; 2) information concerning the date of major awards to Purchaser approved subvendors, complete with organization name; 3) fabrication completion with bar chart or other Purchaser approved format showing all major activities for fabrication and assembly; 4) testing and inspection; 5) Manufacturing and Inspection Plan complete with notification and inspection witness points (when required); 6) date equipment will ship from the Seller’s shipping point; 7) duration adequate to account for transportation to the Jobsite; and 8) promise date for delivery of Goods at the Jobsite consistent with the Purchase Order required delivery date(s) as noted.

Section 5.0	Shipping Terms and Instructions

5.1	The following shipping terms apply to all Goods covered by this Purchase Order:

DDP, Delivered freight, insurance and export/import duties paid to the Mill Creek Generating Station, Mill Creek, Deer Lodge County MT (per INCOTERMS 2000).

5.2	Receiving times for deliveries to the Jobsite are Monday through Thursday 7:00 AM to 3:30 PM and Friday 7:00 AM to 2:30 PM, , excluding the holidays agreed upon by the Parties.

5.3	Manufacturing and Shipping Location(s) for Major Components

Equipment Description:	Manufacturing Location/Address:	Shipping Point Yes / No
Electric Generator	P.O. Box 18 Falcon Works Loughborough, Leics England or Brush SEM Edvarda Benese 39 310100 Plzen, Czech Republic	Yes
CT Control House	Powell Electrical Manufacturing Company 8550 Mosley Rd. Houston, TX 77075	Yes
Fuel Skids and Lube Skids	BECON, Incorporated 525 Cottage Grove Rd. Bloomfield, CT	Yes
Gas Generator	Pratt and Whitney Aircraft Rd Middletown, CT	Yes
Power Turbine	Pratt Whitney/Wood Group Addison Rd. Windsor, CT 06095	Yes
Driver Module Assembly	DRS Manufacturing 166 Boulder Dr. Fitchburg, Mass 01420	Yes
SCR System	Enviro Kinetics 4791 Arrow Hwy. Montclair, CA 91763	Yes

5.4	Estimated Number of Truck Loads: 25 per SWIFTPAC Unit and 21 per SCR.

Section 6.0	Taxes

Seller shall be responsible for payment of all taxes, fees and contributions on or measured by Seller’s income, and all taxes, fees and contributions on or measured by employee or other labor costs of Seller or any Subcontractor, including without limitation all payroll or employment compensation tax, social security tax or similar taxes for Seller’s or any Subcontractor’s employees (collectively, the “Seller Taxes”) in connection with the finished Goods provided under this Agreement. The Contract Price is exclusive of any and all taxes (including but not limited to withholding taxes), all license, privilege, excise, value added, or other similar taxes which may now or hereafter be imposed by any taxing authority, including without limitation the federal or any state government of the United States of America or their respective political subdivisions in connection with the sale, purchase or use by Purchaser of materials, supplies, equipment or services or labor for finished Goods covered by the Agreement. In addition to the agreed purchase price of the goods, Purchaser shall pay to Seller upon Seller’s demand any and all taxes, customs and duty fees and similar charges (but not including any income or excess profit taxes) which may be imposed by any taxing authority arising from the sale, delivery or use of any goods sold or exchanged hereunder and for which Seller may be held responsible for collection or payment, either on its own behalf or that of Purchaser. Purchaser will be responsible for any and all interest and penalties relating to the nonpayment or late payment of such taxes in any jurisdiction. Seller reserves to itself all rights to, and Purchaser waives any interest in, drawback of any duty and/or refunds of any fees paid by Seller, and Purchaser will cooperate with Seller to enable Seller to obtain such drawback and/or refunds.

Section 7.0	Payment Terms and Invoicing Instructions

7.1

Purchaser shall pay and Seller shall accept, as full payment for all services performed and all goods and materials furnished hereunder, and for all costs and expenses incurred in the performance of the services hereunder the sums specified in the Payment Schedule set forth in Section 7.7.

7.2	All invoices shall be sent to :

Shaw Power

NorthWestern Energy Mill Creek Generating Station

Mr. Gary Wiseman	Phone:	303-741-7543
9201 E. Dry Creek Road	Fax:	303-741-7456
Centennial, CO 80112	E-mail:	gary.wiseman@shawgrp.com

with cc to madeline.white@shawgrp.com

NOTE: SELLER MUST INCLUDE THE PROJECT NAME ON ALL ENVELOPES

7.3

All invoices shall reference the Purchase Order number and the name of the individual identified above. Invoices must be accurate, legible and accompanied by all reasonably required supporting documentation. Each invoice shall include the percent complete for the gas generators, power turbines, electric generators, SCRs, and the control houses.

7.4	Purchaser shall pay all approved invoices by wire transfer directly to Seller’s bank on the date the payment is due. Seller’s bank information is as follows:

JP Morgan Chase Bank, N.A.
New York, New York 10004 U.S.A.
Account Name
ABA Routing #021000021
Account # 55 96866

7.5

Seller’s invoice for the final payment due will not be considered valid and will not be further processed for payment unless Seller’s final invoice includes a completed lien waiver per Article 19.0 of the Terms and Conditions of Purchase.

7.6

Purchaser has advised Seller, for informational purposes only, that Purchaser is seeking eligibility for bonus depreciation treatment of assets under the applicable IRS tax code and related regulations. Seller agrees to provide Purchaser with such information and documentation as is reasonably requested by Purchaser in connection with Purchaser's objective to receive such bonus depreciation treatment as allowed under law. For the sake of clarity, in no event shall Seller's obligations hereunder be modified based on such tax objectives, including without limitation, the Project schedule and the limits on Seller's liability for delay in delivery, performance, or otherwise.

7.6	Terms of payment for the Work included in this Agreement will be subject to cash terms of Net 30 days from the date of invoice in accordance with the Payment Schedule.

7.7	Progress Payment Schedule (“Payment Schedule”)

Payment Milestone No.	Percentage of Total Contract Price/Amount	Milestone Description/Date
1	$300,000	This payment was the Deposit paid upon execution of the Negotiation and Development Agreement, which payment amount comprises a portion of the Contract Price
1A	$125,000

Additional deposit payment paid for Project Drawings under Amendment No. 2 dated  May 22, 2009 to the Negotiation and Development Agreement, which payment amount comprises a portion of the Contract Price

2	10% Less Payment 1 and 1A	June 30, 2009
3	10%	July 15, 2009
4	10%	August 15, 2009
5	10%	September 15, 2009
6	10%	October 15, 2009
7	10%	November 15, 2009
8	10%	December 15, 2009
9	10%	January 15, 2010
10	15%	Final Delivery (pro rata per Unit)*
11	5%	Upon Successful Performance Test (as further described in the Purchase Order)

*For clarification, in the event that Seller delivers the three (3) Units separately, then Purchaser shall be obligated to pay to Seller that portion of the Contract Price attributable to such delivered Unit(s) when it is so delivered.

7.8

Seller may charge interest on overdue amounts at the rate per month equal to the greater of one and one-half percent (1½%), or the maximum rate of interest allowed by applicable law, in either case calculated from the date payment was due until the date on which Seller receives payment.

7.9	Payments will be due without any setoff, except as expressly provided in Article 27 of the Terms and Conditions of Purchase.
Section 8.0	Technical Field Services Support

8.1

Seller will provide technical field services for material receipt, installation, commissioning and startup as the same are set forth elsewhere in the Agreement including without limitation Attachment 4. Seller has agreed to provide 4,320 manhours for these services. These manhours assume an average of three (3) personnel on site for nine (9) months at 10 hours per day. The all-inclusive hourly (8 hours per day maximum) rate for adds and deletes is $270. The overtime rate for days greater than 10 hours is $225 per hour and is not included in the Contract Price. The 4320 site support hours do not include numbers for any of Seller’s vendors. In addition electric generator, fire system, and SCR vendor representatives will be on site as requiired. Seller will be responsible for assuring appropriate vendor supprt is on site as required

8.2

Seller will provide trainers for plant operations training as the same are set forth in the Agreement including Attachment 12. Seller has included in the Contract Price three (3) different training sessions of 3-5 days each for a maximum of 18 people. The training includes all course materials. Refer to Attachment 12, Power Plant Operations Course for additional terms and conditions of such training.

8.3

Seller has also provided for control systems field support consisting of one (1) field service technician for a period of three (3) months following Final Acceptance. This service is provided at no additional cost to Purchaser.

8.4

Purchaser reserves the right to issue field initiated purchase orders to cover additional field service support time not included in the Contract Price and scope covered by this Agreement through the date of twelve (12) months from Substantial Completion or twenty-two (22) months from delivery or storage of the Goods, whichever occurs first. In such cases, Seller agrees to honor the field service rates, terms, conditions and requirements detailed herein for Work performed in connection with the equipment covered by this Agreement, whether or not this Agreement/P.O. Number and the field service terms of this Section are incorporated into the field-issued purchase orders by reference.

Section 9.0	Terms & Conditions

The following terms and conditions are attached hereto and hereby made an integral part of this Agreement: Terms and Conditions of Purchase (Independent) – Major Equipment, in addition to those attachments listed in Section 10.0 below.

Section 10.0	Applicable Attachments

The following documents are attached hereto and incorporated as an integral part of this Agreement:

1.

Substantial Completion, Performance and Quantity Guarantee and Related Damages (which includes Attachment 1A, Performance Guarantees; Attachment 1B, Emissions Guarantee; Attachment 1C, Factory and Field Test Document; Attachment 1D, PWPS Specification FR-1 and PWPS Specification FR-2; and Attachment 1E, PWPS Specification AR-1)

2.	Late Delivery and Damages
3.	Project Cancellation Schedule
4.	Scope of Supply and Purchaser’s Responsibilities
5.	Purchaser’s Specification and its attachments (also referred to herein as “Project Specification”).
6.	Project Schedule
7.	Customer Document List
8.	Inspection Attributes List
9.	Special Tools required for installation, adjustment and/or maintenance
10.	Spare Parts
11.	Project Packing and Shipment Preparation (which includes Attachment 11A, Receiving Equipment)
12.	Power Plant Operations Course
13.	Form of Irrevocable Letter of Credit
14.	Technical Drawing and Data Submittal Instructions

[SIGNATURE PAGE FOLLOWS]

	Total Value of Purchase Order in U.S. Dollars:	$80,511,771.

Seller’s Acceptance		Purchaser’s Acceptance
Acknowledged and Agreed this 2nd day of July, 2009 Pratt & Whitney Power Systems, Inc. By: /s/ Peter C. Christman		Acknowledged and Agreed this 2nd day of July, 2009 NorthWestern Corporation d/b/a NorthWestern Energy By: /s/ David G. Gates
Name: Peter C. Christman		Name: D. G. Gates
Title: President		Title: V.P. Wholesale Operations